Filed Pursuant to Rule 424(b)(3)
File No. 333-149899

 CAREY WATERMARK INVESTORS INCORPORATED

Prospectus Supplement No. 2 Dated June 14, 2013
To Prospectus Dated April 30, 2013

        This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Carey Watermark Investors Incorporated, dated April 30, 2013 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Carey Watermark Investors Incorporated upon request.

INDEX TO THIS SUPPLEMENT

Recent Developments	S-1
Prior Programs	S-4

RECENT DEVELOPMENTS

Our Offering and Issuances through our Distribution Reinvestment Plan

        As detailed in the Prospectus, we are offering up to $1,237,500,000 in shares of our common stock, including $237,500,000 in shares of common stock through our distribution reinvestment plan. As of June 11, 2013, we have issued 36,638,323 shares of our common stock in connection with our offering raising aggregate gross proceeds of $335,134,844. In addition, as of June 11, 2013, we have issued 467,517 shares of common stock ($4,441,410) pursuant to our distribution reinvestment plan.

Acquisitions

The following section supplements the discussion contained in the "Prospectus Summary—Description of Properties" section, which begins on page 6 of the Prospectus.

 General Property Information

Hotel	City	State	Acquisition Date	Rooms	Franchise	Manager
Hutton Hotel	Nashville	TN	May 29, 2013	247	Independent	Amerimar Hutton Management Co., LLC an affiliate of Amerimar Enterprises, Inc.
Holiday Inn Manhattan 6th Avenue Chelsea	New York	NY	June 6, 2013	226	Holiday Inn	MHG-26, LLC

Description of the Properties

The following section supplements the discussion contained in the "Description of Properties" section, which begins on page 116 of the Prospectus.

The table below sets forth information with respect to the hotels acquired as of the date of this prospectus (dollars in thousands).

Hotels	City	State	Acquisition Date	Rooms	Franchise	Manager	CWI Ownership %	CWI Purchase Price	Acquisition Fees Paid to Advisor	Initial Debt	Effective Interest Rate	Maturity Date
Hutton Hotel	Nashville	TN	May 29, 2013	247	Independent	Amerimar Hutton Management Co., LLC, an affiliate of Amerimar Enterprises, Inc.	100%	$73,600	$1,912	N/A	N/A	N/A
Holiday Inn Manhattan 6th Avenue Chelsea	New York	NY	June 6, 2013	226	Holiday Inn	MHG-26, LLC	100%	$113,000	$3,011	$80,000	4.49%	6/6/23

The following tables present occupancy, average daily rate, or ADR, and RevPAR of the hotels acquired as of the date of this prospectus for 2008 through April 2013. The Hutton Hotel opened in February 2009.

Occupancy (%)(1)
Hotel	2008	2009	2010	2011	2012	2013 (April)
Hutton Hotel	N/A	39.2%	64.7%	72.9%	76.2%	80.4%
Holiday Inn Manhattan 6th Avenue Chelsea	86.5%	85.7%	92.7%	92.9%	91.2%	87.8%

(1)
Occupancy is the percentage of rooms sold divided by rooms available.

ADR(1)
Hotel	2008	2009	2010	2011	2012	2013 (April)
Hutton Hotel	N/A	$142.08	$152.90	$165.40	$180.64	$192.64
Holiday Inn Manhattan 6th Avenue Chelsea	$226.17	$178.78	$197.30	$214.38	$226.65	$177.43

(1)
ADR is room revenue divided by rooms sold, displayed as the average rental rate for a single room.

RevPAR(1)
Hotel	2008	2009	2010	2011	2012	2013 (April)
Hutton Hotel	N/A	$55.67	$98.97	$120.50	$137.61	$154.78
Holiday Inn Manhattan 6th Avenue Chelsea	$195.62	$153.22	$182.95	$199.06	$206.65	$160.03

(1)
RevPAR is room revenue divided by available rooms.

        The table below illustrates the property tax information for fiscal year 2012.

Property Tax Information
Hotel	Tax Year	Real Property Tax Rate	Real Property Tax
Hutton Hotel	2012	4.66%	$475,650
Holiday Inn Manhattan 6th Avenue Chelsea	2012	10.29%	$1,298,627

        The table below presents information about proposed renovations as of the date of this prospectus.

Hotel	Proposed Renovations
Hutton Hotel	No planned renovations at this time.
Holiday Inn Manhattan 6th Avenue Chelsea	A $2.5 million renovation associated with the change of ownership and PIP primarily focused on the soft goods refresh.

Insurance

        We believe that each of our properties is adequately covered by insurance.

PRIOR PROGRAMS

The paragraph and table in the "Prior Programs — W.P. Carey's Completed and Currently Operating Programs" section beginning on page 138 of our prospectus is superseded in its entirety by the following:

Distribution Coverage

        The following chart summarizes information regarding the total distributions paid to common stockholders by the CPA® Programs and the percentage of these distributions that was covered by the net cash provided by operating activities as calculated in accordance with GAAP for the 10-year period from January 1, 2003 through December 31, 2012.

Percentage of Total Distributions Paid to Common Stockholders Covered by GAAP Cash Flow from Operating Activities

(Dollars in thousands)	Total Distributions Paid(1)	GAAP Cash Flow Provided by (Used In) Operating Activities(2)	% Coverage
2012
CPA®:17 — Global	$147,649	$157,275	107%
CPA®:16 — Global	134,649	190,939	142%
CPA®:15(3)	47,921	76,476	160%
2011
CPA®:17 — Global	$102,503	$101,515	99%
CPA®:16 — Global	103,880	156,927	151%
CPA®:15	94,272	163,566	174%
CPA®:14(4)	N/A	N/A	N/A
2010
CPA®:17 — Global	$60,937	$69,518	114%
CPA®:16 — Global	82,013	121,390	148%
CPA®:15	91,743	168,725	184%
CPA®:14	69,155	109,288	158%
2009
CPA®:17 — Global	$27,193	$35,348	130%
CPA®:16 — Global	80,778	116,625	144%
CPA®:15	88,939	164,475	185%
CPA®:14	68,832	87,900	128%
2008
CPA®:17 — Global	$5,196	$4,443	86%
CPA®:16 — Global	79,011	117,435	149%
CPA®:15	98,153	180,789	184%
CPA®:14	68,851	110,697	161%
2007
CPA®:17 — Global(5)	$0	$(17)	0%
CPA®:16 — Global	72,551	120,985	167%
CPA®:15	85,327	162,985	191%
CPA®:14	68,323	89,730	131%
2006
CPA®:16 — Global	$41,227	$52,255	127%
CPA®:15	82,850	144,818	175%
CPA®:14	83,633	102,232	122%
CPA®:12(6)	19,265	27,364	142%

(Dollars in thousands)	Total Distributions Paid(1)	GAAP Cash Flow Provided by (Used In) Operating Activities(2)	% Coverage
2005
CPA®:16 — Global	$28,939	$40,338	139%
CPA®:15	80,475	124,049	154%
CPA®:14	51,905	70,895	137%
CPA®:12	25,431	44,285	174%
2004
CPA®:16 — Global	$5,918	$7,584	128%
CPA®:15	67,797	90,721	134%
CPA®:14	50,973	70,590	138%
CPA®:12	25,173	27,529	109%
CIP®(7)	12,093	17,306	143%
2003
CPA®:16 — Global(8)	$0	$(30)	0%
CPA®:15	40,498	55,536	137%
CPA®:14	50,173	59,410	118%
CPA®:12	24,960	28,979	116%
CIP®	23,891	33,198	139%

Past performance is not a guarantee of future results.

(1)
Total distributions paid to common stockholders are on a cash basis and are derived from the statement of cash flows for each period. These amounts differ from distributions declared, which are on an accrual basis. For example, a distribution declared in the fourth quarter of a fiscal year is paid in the first quarter of the following year.

(2)
It should be noted that, in the GAAP statement of cash flows, distributions to and from non-controlling interests, such as our partners in consolidated joint ventures, are not classified within cash flows from operating activities, regardless of whether they relate to operating activities. The information in this table is provided for illustrative purposes only and should be evaluated in conjunction with the complete financial statements of the CPA® Programs. Additional information regarding operating performance of the CPA® Programs can be found in their respective filings with the SEC.

(3)
Represents the period from January 1, 2012 through June 30, 2012. On September 28, 2012, CPA®:15 merged into W. P. Carey. As a result of the merger, CPA®:15 did not file financial statements for the third quarter or thereafter.

(4)
On May 2, 2011, CPA®:14 merged into CPA®:16 — Global. As a result of the merger, CPA®:14 did not file financial statements for the first quarter of 2011 or thereafter.

(5)
Represents the period from CPA®:17 — Global's inception, February 20, 2007, through December 31, 2007.

(6)
Represents the period from January 1, 2006, through November 30, 2006. On December 1, 2006, CPA®:12 merged into CPA®:14. As a result of the merger, CPA®:12 did not file financial statements for the fourth quarter of 2006 or thereafter.

(7)
Represents the period from January 1, 2004, through August 30, 2004. On September 1, 2004, CIP® merged into CPA®:15. As a result of the merger, CIP® did not file financial statements for the third quarter of 2004 or thereafter.

(8)
Represents the period from CPA®:16 — Global's inception, June 5, 2003, through December 31, 2003. CPA®:16 — Global paid its first distribution in April 2004.